Exhibit (a)(1)(Q)

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760
WEBMD HEALTH CORP. ANNOUNCES FINAL
RESULTS OF ITS TENDER OFFER
     NEW YORK, NY (April 14, 2010) — WebMD Health Corp. (Nasdaq: WBMD) announced today the final results of its tender offer to purchase up to 5,800,000 shares of its common stock at a price of $46.80 per share, which expired at 5:00 p.m., New York City time on April 8, 2010. Based on the final tabulation by American Stock Transfer & Trust Company, the Depositary for the tender offer, 5,172,204 shares of WebMD common stock were properly tendered and delivered.
     WebMD will accept for purchase all shares that were properly tendered and delivered, for a total cost of approximately $242.1 million. The Depositary will promptly issue payment for the shares purchased.
     Immediately following the purchase of the tendered shares, WebMD expects to have approximately 50.8 million shares of its common stock outstanding (excluding approximately 996,000 unvested shares of restricted stock) and approximately $550 million in cash and investments.
     The Information Agent for the tender offer is Innisfree M&A Incorporated. For questions and information, please call the Information Agent toll free at 1-888-750-5834.
     THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF WEBMD HEALTH CORP. COMMON STOCK. THE TENDER OFFER WAS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT WEBMD DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, AS AMENDED, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT WEBMD FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834.

About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList, theHeart.org and drugs.com
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries; and changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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